                                                                     Exhibit 3.4

                     FIFTH AMENDMENT TO AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                       BOBBY ALLISON WIRELESS CORPORATION

         WHEREAS, Bobby Allison Wireless Corporation (the "Corporation"), a Florida corporation, filed with the Florida Department of State on December 1, 1998 its Amended and Restated Articles of Incorporation (the "Articles"); and

         WHEREAS, as permitted by Florida Statute ss.607.1001, the Corporation reserved the right to amend the Articles pursuant to Article IX of the Articles; and

         WHEREAS, the Corporation amended the Articles pursuant to its First Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State on December 28, 1998; and

         WHEREAS, the Corporation amended the Articles pursuant to its Second Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State on March 1, 1999; and

         WHEREAS, the Corporation amended the Articles pursuant to its Third Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State effective July 5, 1999; and

         WHEREAS, the Corporation amended the Articles pursuant to its Fourth Amendment to Amended And Restated Articles of Incorporation filed with the Florida Department of State effective August 11, 1999; and

         WHEREAS, the Third Amendment to Amended And Restated Articles of Incorporation and the Fourth Amendment to Amended And Restated Articles of Incorporation provided, respectively, that the dividend rate and the conversion rate of the Series C Convertible Preferred Stock of the Corporation should be set by the Board of Directors of the Corporation in accordance with Florida Statute ss.607.0602 which provides in pertinent part that prior to the issuance of any Series C Convertible Preferred Stock, the Board of Directors shall (i) determine such terms as authorized by the shareholders and (ii) deliver to the Department of State for filing articles of amendment reflecting the so determined terms; and

         WHEREAS, the Board of Directors has by unanimous consent dated July 29, 1999 and in accordance with Florida Statute ss.607.0602 determined that the dividend rate of the Series C Convertible Preferred Stock of the Corporation shall be 7% and that each share of Series C Convertible Preferred Stock of the Corporation shall be convertible into 2,500 shares of the common stock, par value $.01 per share, of the Corporation; and

         WHEREAS, in accordance with Florida Statute ss.607.0602, the Board of Directors hereby causes the Corporation to further amend its Articles to amend certain provisions relating to the Series C Convertible Preferred Stock of the Corporation; and

         WHEREAS, in accordance with Florida Statute ss.607.0602, no approval of the shareholders is required to effect this amendment.

         NOW, THEREFORE, the Articles are hereby amended as follows:

1. Article IV, Section 4.2(b) of the Articles shall be deleted in its entirety and the following Article IV, Section 4.2(b) shall be inserted in lieu thereof:

                  (b) DIVIDENDS. The holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at the annual rate of seven and one-half percent (7.5%) based on the Series A Initial Purchase Price and the Series B Initial Purchase Price, as applicable. The holders of the Series C Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at an annual rate of seven percent (7%) based upon the Series C Initial Purchase Price. Dividends on the Series A Preferred Stock and the Series B Preferred Stock shall accrue on a daily basis and shall be payable in cash semi-annually on January 1 and July 1 of each year for so long as any Series A Preferred Stock or Series B Preferred Stock remains outstanding. Dividends on the Series C Preferred Stock shall accrue on a daily basis and shall be payable in cash semi-annually on April 1 and October 1 of each year for so long as any Series C Preferred Stock remains outstanding. Dividends on the Preferred Stock, including, without limitations, any accrued and unpaid dividends and liquidating distributions, shall be paid before any dividends or other distributions shall be declared or paid or set aside for payment on any Subordinate Stock; provided, further, that any such dividends shall be paid on the Series A Preferred Stock and Series B Preferred Stock before any dividends or other distributions shall be declared or paid or set aside for payment on any Series C Preferred Stock.

2. Article IV, Section 4.2(d)(i)(1) of the Articles shall be deleted in its entirety and the following Article IV, Section 4.2(d)(i)(1) shall be inserted in lieu thereof:

                  (1) The holders of the Preferred Stock shall have the right, at their option, to convert shares of Preferred Stock into shares of Common Stock of the Corporation at any time and from time to time, without the payment of additional consideration, into, with respect to each share of Series A Preferred Stock and each share of Series B Preferred Stock, four thousand one hundred sixty-six (4,166) shares of fully paid and nonassessable shares of Common Stock and, with respect to each share of Series C Preferred Stock, two thousand five hundred (2,500) shares of fully paid and nonassessable shares of Common Stock (the applicable conversion rate of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock being hereinafter referred to in each instance as the "CONVERSION RATE"). For purposes of this Section 4.2, the Conversion Rate shall be subject to adjustment as provided in Section 4.2(d)(ii)(2) and 4.2(d)(ii)(3) below.

         IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Fourth Amendment to Amended and Restated Articles of Incorporation on the date or dates set forth below, to be effective on August 11, 1999.



                                   BOBBY ALLISON WIRELESS CORPORATION



                                   By: /s/ Robert L. McGinnis
                                      ------------------------------------------
                                      Robert L. McGinnis, as its Chairman of the
                                      Board and Chief Executive Officer

                                   Date: 7/29/99



                                   By:/s/ James L. Ralph
                                      ------------------------------------------
                                      James L. Ralph, as its President and
                                      Secretary

                                   Date: 7/29/99




                                        2